Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-226426

July 22, 2019

FedEx Corporation

Final Term Sheet

€500,000,000 0.450% Notes due 2025
€500,000,000 1.300% Notes due 2031

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated July 22, 2019 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 30, 2018 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-226426.

0.450% Notes due 2025 (the “2025 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	€500,000,000 0.450% Notes due 2025

Principal Amount:	€500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	July 22, 2019

Settlement Date (T+10):	August 5, 2019

Maturity Date:	August 5, 2025

Interest Payment Dates:	Annually on each August 5, commencing August 5, 2020

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to May 5, 2025, make-whole call at DBR+20 basis points

Par Call:	On or after May 5, 2025

Redemption for Tax Reasons:

If certain events occur involving changes in United States taxation, we may redeem the 2025 Notes in whole at 100% of principal amount of the 2025 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 0.500% due February 15, 2025

Benchmark Security Price / Yield:	106.71 / -0.679%

Spread to Benchmark Security:	+115.0 basis points

Mid-Swap Yield:	-0.229%

Spread to Mid-Swap Yield:	+70 basis points

Reoffer Yield:	0.471%

Coupon:	0.450% per annum

Price to Public:	99.876% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428XBW5

Common Code / ISIN:	203462646 / XS2034626460

Listing:	FedEx Corporation intends to apply to list the 2025 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	State of New York

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Wells Fargo Securities International Limited

Co-Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
HSBC Bank plc
ING Bank N.V., Belgian Branch
Merrill Lynch International
Mizuho International plc
Morgan Stanley & Co. International plc
Regions Securities LLC
Scotiabank Europe plc
SunTrust Robinson Humphrey, Inc.

1.300% Notes due 2031 (the “2031 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	€500,000,000 1.300% Notes due 2031

Principal Amount:	€500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	July 22, 2019

Settlement Date (T+10):	August 5, 2019

Maturity Date:	August 5, 2031

Interest Payment Dates:	Annually on each August 5, commencing August 5, 2020

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to May 5, 2031, make-whole call at DBR+25 basis points

Par Call:	On or after May 5, 2031

Redemption for Tax Reasons:

If certain events occur involving changes in United States taxation, we may redeem the 2031 Notes in whole at 100% of principal amount of the 2031 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 0.250% due February 15, 2029

Benchmark Security Price / Yield:	106.22 / -0.387%

Spread to Benchmark Security:	+173.2 basis points

Mid-Swap Yield:	0.245%

Spread to Mid-Swap Yield:	+110 basis points

Reoffer Yield:	1.345%

Coupon:	1.300% per annum

Price to Public:	99.504% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428XBX3

Common Code / ISIN:	203462913 / XS2034629134

Listing:	FedEx Corporation intends to apply to list the 2031 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	State of New York

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Wells Fargo Securities International Limited

Co-Managers:	Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
HSBC Bank plc
ING Bank N.V., Belgian Branch
Merrill Lynch International
Mizuho International plc

Morgan Stanley & Co. International plc
Regions Securities LLC
Scotiabank Europe plc
SunTrust Robinson Humphrey, Inc.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

MiFID II professionals/ECPs-only/No PRIIPs KID:  Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).  No PRIIPs key information document (KID) has been prepared as the 2025 Notes and the 2031 Notes are not available to retail investors in the EEA.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated July 22, 2019 and the accompanying Base Prospectus dated July 30, 2018 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) BNP Paribas toll-free at 1-800-854-5674, (ii) Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, (iii) J.P. Morgan Securities plc collect at +44-207-134-2468 or (iv) Wells Fargo Securities International Limited toll-free at 1-800-645-3751.

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